UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9,  2017

ACLARIS THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37581	46-0571712
(Commission File No.)	(IRS Employer Identification No.)

101 Lindenwood Drive, Suite 400

Malvern,  PA 19355

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (484)  324-7933

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On  August 9, 2017,  the board of directors (the “Board”) of Aclaris Therapeutics, Inc. (the “Company”) appointed Andrew Schiff to serve as a director of the Company, effective immediately.  Dr.  Schiff will serve as a Class I director whose term will expire at the 2019 annual meeting of stockholders.  Dr.  Schiff was also added as a member of the Company’s Compensation Committee, effective immediately.  There is no arrangement or understanding between Dr.  Schiff and any other person pursuant to which he was selected as a director of the Company, and there is no family relationship between Dr.  Schiff and any of the Company’s other directors or executive officers.

Dr. Schiff is a managing member of Aisling Capital Partners IV LLC, the general partner of Aisling Capital Partners IV, LP, which is the general partner of Aisling Capital IV, LP.  Aisling Capital IV, LP purchased an aggregate of 405,405 shares of our common stock in our private placement in June 2016 for an aggregate purchase price of $7.5 million and 87,912 shares of our common stock in our follow-on public offering in November 2016 for an aggregate purchase price of $2.0 million.  There have been no other transactions since January 1, 2016 to which we have been a participant in which the amount involved exceeded or will exceed $120,000, and in which Dr. Schiff, or any members of his immediate family, had or will have a direct or indirect material interest.  Additional information about Dr.  Schiff is set forth below.

Andrew Schiff,  age 51,  joined Aisling Capital in September of 1999 and currently serves as one of the firm’s managing partners. Prior to joining Aisling Capital, Dr. Schiff practiced internal medicine for six years at The New York Presbyterian Hospital, where he maintains his position as a Clinical Assistant Professor of Medicine. Dr. Schiff served as a director of ZELTIQ Aesthetics, Inc., a publicly held medical technology company, from 2010 until its acquisition by Allergan plc in May 2017.  He also served on the board of directors of Agile Therapeutics, Inc., a publicly held women's health specialty pharmaceutical company, from 2012 until February 2016.  Dr. Schiff currently serves as a director of a number of private companies.  He is a longtime supporter and board member of the Visiting Nurse Service of New York, as well as other charitable organizations. Dr. Schiff received his M.D. from Cornell University Medical College, his M.B.A. from Columbia University, and his B.S. with honors in Neuroscience from Brown University.

In accordance with the Company’s compensation policy for non-employee directors, upon his commencement of service as a director, Dr.  Schiff will be granted a nonqualified stock option to purchase 16,000 shares of the Company’s common stock.  The stock option will have an exercise price per share equal to the closing price of the Company’s common stock on the date of grant.  This option will vest and become exercisable in 36 equal monthly installments  subject to Dr.  Schiff’s Continuous Service (as defined in the Company’s 2015 Equity Incentive Plan) through such vesting dates.  Additionally, Dr.  Schiff will be entitled to receive a $35,000 annual retainer for his service as director and a $5,000 annual retainer for his service on the Compensation Committee.  At each annual stockholder meeting following which Dr.  Schiff’s term as a director continues, Dr.  Schiff will be entitled to receive an additional nonqualified stock option to purchase 8,000 shares of the Company’s common stock, which option will vest and become exercisable in 12 equal monthly installments following the date of grant.  Dr.  Schiff has also entered into the Company’s standard form of indemnification agreement.

Item 7.01             Regulation FD Disclosure.

On August 9, 2017, the Company issued a press release announcing the appointment of Dr.  Schiff.  A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report. The information contained in the press release furnished as Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and is not incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01 Exhibits.

(d) Exhibits

Exhibit
Number	Exhibit Description
99.1	Press Release dated August 9, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aclaris Therapeutics, Inc.

Date: August 9, 2017
	By:	/s/ Frank Ruffo
Frank Ruffo
Chief Financial Officer

Exhibit Index

Exhibit
Number	Exhibit Description
99.1	Press Release dated August 9, 2017.